UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
May 15, 2012
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
40 South Main Street, Memphis, TN	38103
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 15, 2012, Pinnacle Airlines Corp., debtor in possession,  (the “Company”) and its three (3) operating subsidiaries, Pinnacle Airlines, Inc., (“Pinnacle”), Colgan Air, Inc. (“Colgan”) and Mesaba Aviation, Inc. (“Mesaba”) entered into an Amended and Restated Credit Agreement (the “Agreement”) with CIT Bank, as lender, the other lenders party thereto from time to time, the loan parties party thereto from time to time and C.I.T. Leasing Corporation, as administrative agent and collateral agent.  The Agreement was approved by the United States Bankruptcy Court for the Southern District of New York on May 11, 2012.  The Agreement modifies a Third Amendment to Credit Agreement dated June 24, 2011 among the Company, Pinnacle, Colgan, Mesaba and C.I.T. Leasing pursuant to which CIT Bank increased its loan to the companies to $37 million (the “Term Loan”).

Pursuant to the terms of the Agreement, the material terms of Term Loan were modified as follows:
1.	The maturity date of the Term Loan was changed to June 30, 2014;
2.	The interest rate of the Term Loan was converted from a combination of a floating and fixed rate obligation to an entirely fixed interest rate of 8.5%;
3.
 The minimum liquidity covenant in the Agreement was changed from $40 million to the greater of $20 million and the amount of liquidity required to be maintained by the Company pursuant to any debtor in possession financing facility in the Company’s Chapter 11 proceeding; and

4.
 The limitations in the Term Loan related to the borrowers’ ability to sell collateral with the consent of C.I.T. Leasing have been amended to allow the borrowers to sell an unlimited amount of consumable/expendable spare parts, rotable spare parts and spare engines relating to Saab 340 and Bombardier Q400 aircraft without the consent of C.I.T. Leasing, so long as the net sales proceeds from the sale are used to repay the Term Loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Vice President and General Counsel
May 21, 2012